Exhibit 10.3

To:	Joseph Scott Etzler
From:	West Corporation Compensation Committee
Date:	February 23, 2009

Re:	Exhibit A
This Exhibit A for 2009 is entered into pursuant to your Employment Agreement.
1.	Your base salary will be $500,000 per year.

2.	You are eligible to receive performance bonuses. The Company intends to calculate such bonuses as follows:
a)	First, you will be eligible to receive a bonus based upon InterCall, Inc’s results (“Company Profitability Bonus”). The Company intends to calculate this Company Profitability Bonus as follows:
1)	The Target Company Profitability Bonus shall be $400,000.

2)	Each cumulative quarter’s net operating income before corporate allocations, not to include Amortization for the Company (“Plan Year Company NOI”), will be compared to the cumulative budgeted net operating income before corporate allocations for the Company for the same period (“Company NOI Budget”).

3)	The percentage by which the cumulative Plan Year Company NOI exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company NOI Budget shall be the “Company Profit Variance Percentage.”

4)	Each quarter’s cumulative revenue for the Company (“Plan Year Company Revenue”) will be compared to the cumulative budgeted revenue for the Company for the same period (“Company Revenue Budget”).

5)	The percentage by which the cumulative Plan Year Company Revenue exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company Revenue Budget shall be the “Company Revenue Variance Percentage.”

6)	The sum of one hundred percentage points (100%), plus the product of (i) the average of the Company Profit Variance Percentage and the Company Revenue Variance Percentage, multiplied by (ii) three (3), is the “Company Bonus Factor.”

7)	The product of the Company Bonus Factor and the Target Company Profitability Bonus, less any amounts paid to you for prior Company Profitability Bonuses during the Plan Year, will be paid to you in the month following each quarter end.
b)	In no event shall the Company Profitability Bonus exceed $600,000.

c)	The Company intends to pay 75% of year-to-date bonuses on a quarterly basis within thirty (30) days from the end of each quarter. 100% of any bonus earned as of December 31, 2009 will be paid within thirty (30) days of the final determination of 2009 revenue and NOI.
3.	In addition, if West Corporation achieves its 2009 publicly stated Adjusted EBITDA guidance, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.	All bonus calculations will be based upon the Company and West Corporation operations, and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee

5.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance.

/s/ Joseph Scott Etzler
Employee – Joseph Scott Etzler